Exhibit 10.2

Certain confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission (the “Commission”) pursuant to a confidential treatment request filed in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The location of each omitted portion is indicated by a series of three asterisks in brackets (“[***]”).

FINANCING AGREEMENT

dated as of February 22, 2012

among

FEDERAL SIGNAL CORPORATION,

CERTAIN SUBSIDIARIES OF FEDERAL SIGNAL CORPORATION

as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and TPG SPECIALTY LENDING, INC.,

as Administrative Agent, Collateral Agent and Sole Lead Arranger

*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

- i -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

- ii -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

- iii -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

- iv -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Existing Letters of Credit
	3.1(i)	Closing Date Real Estate Assets
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.10	Adverse Proceedings
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15	Material Contracts
	4.19	Employee Benefit Plans
	4.23	Intellectual Property
	4.24	Inventory and Equipment
	4.26	Insurance
	4.29	Bank Accounts and Securities Accounts
	4.33	Dormant Subsidiaries
	5.16	Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Loans and Advances to Employees
	6.7	Certain Investments
	6.8(f)	[***]
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Compliance Certificate
	C	Assignment Agreement
	D	U.S. Tax Compliance Certificate
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G	Pledge and Security Agreement

- v -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of February 22, 2012, is entered into by and among FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Company”), certain Subsidiaries of Company, as Guarantors, the Lenders from time to time party hereto, and TPG SPECIALTY LENDING, INC., a Delaware corporation (“TSL”), as administrative agent for the Lenders (in such capacity, and together with its permitted successors and assigns, “Administrative Agent”), as collateral agent for the Lenders (in such capacity, and together with its permitted successors and assigns, “Collateral Agent”), and sole lead arranger.

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a credit facility to Company consisting of a term loan in an aggregate principal amount not exceeding $215,000,000, the proceeds of which will be used as described in Section 2.4;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets (subject to the prior preferred Lien of the ABL Collateral Agent in the ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement), including, without limitation, a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets (subject to the prior preferred Lien of the ABL Collateral Agent in the ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement), including, without limitation, a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of their respective first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Availability” means the difference between (a) the Maximum ABL Amount, and (b) Revolver Usage (as defined in the ABL Credit Agreement, as in effect on the date hereof).

1	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement, as in effect on the date hereof.

“ABL Collateral Agent” means, collectively, the co-collateral agents under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Company, as Borrower, the ABL Lenders, and the ABL Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of this Agreement.

“ABL Indebtedness” means the Indebtedness of the Company and its Subsidiaries owing to the ABL Collateral Agent and the ABL Lenders under the ABL Credit Agreement in a maximum principal amount not in excess of the amount permitted in clause (k) of the definition of Permitted Indebtedness at any time.

“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

“ABL Loan Documents” means (a) the Loan Documents (as defined in the ABL Credit Agreement as in effect on the date hereof), and (b) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing, each in form and substance reasonably satisfactory to the Required Lenders, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of this Agreement.

“ABL Loans” means the revolving loans (excluding letters of credit) made pursuant to the ABL Credit Agreement.

“ABL Maximum Revolver Amount” means the sum of (x) $110,000,000 plus (y) 110% of the aggregate amount of commitments with respect to additional revolving loan facilities or increases to the commitments with respect to the revolving loan facility under Section 2.1(d) of the ABL Credit Agreement (as in effect on the date hereof) minus (z) any permanent reductions of the revolving loan commitment under the ABL Credit Agreement (as in effect on the date hereof).

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account.

“Accounts” means all “accounts” (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction

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and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Adjusted LIBOR Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (a) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (A) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (B) in the event the rate referenced in the preceding clause (A) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 2.00% per annum.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” has the meaning specified in Section 2.16(b).

“Affected Loans” has the meaning specified in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the

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election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” has the meaning specified in Section 2.15.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 10.00% and (b) with respect to Base Rate Loans, 9.00%; provided, that unless both (i) as of [***], the Company has entered into a letter agreement with a prospective purchaser to consummate [***], and (ii) as of [***], the outstanding ABL Loans plus the outstanding Term Loan are less than [***], then the Applicable Margin shall at all times thereafter be increased to (x) with respect to LIBOR Rate Loans, 11.00%, and (y) with respect to Base Rate Loans, 10.00%.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate in respect of the Term Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Application Event” the (a) occurrence of an Event of Default and (b) the election by Collateral Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.14(h).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Loan Party), in one transaction or a series of transactions, of all or any part of the Company or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of the

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Company or any of its Subsidiaries, other than inventory sold, licensed in the ordinary course of business or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, and (b) the early termination or modification of any contract resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBOR Rate (which rate shall be calculated based upon an Interest Period of three months and to be determined on a daily basis) plus 1%, and (d) 3.00% per annum. Any change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any portion of the Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and Lender.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership (or the partners of such partnership, if authorized to manage the affairs of the partnership pursuant to its Organizational Documents), (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

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“Canadian Pledge Documents” means, collectively, a pledge agreement governed by the laws of Canada, and appropriate certificates, powers, financing statements and other documentation required by Collateral Agent, pledging to Collateral Agent 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of Sirit Inc., each in form and substance reasonably satisfactory to Collateral Agent.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, order, regulation or treaty, (b) any change in any law, rule, order, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or

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issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, any of the following occurrences:

(a) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (i) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Company;

(b) Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Guarantor (other than in connection with any transaction permitted by Section 6.9);

(c) during any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(d) the equityholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e) any “change of control” or similar event shall occur under (i) the ABL Loan Documents, or (ii) any agreement or indenture relating to any issue of Indebtedness aggregating in excess of $10,000,000, the effect of which, in the case of this clause (ii) only, is to cause the acceleration of any issue of such Indebtedness or to enable any holder of such Indebtedness to cause the Company or any Subsidiary to repurchase, redeem or retire any such Indebtedness held by it.

“Closing Date” means the date on which the Term Loan is made and the conditions set forth in Section 3.1 are satisfied.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

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“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Collateral Agent.

“Collateral Documents” means the Pledge and Security Agreement, the Canadian Pledge Documents, the Finnish Pledge Documents, the Netherlands Pledge Documents, the UK Pledge Documents, the Mortgages, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Commitment” means the commitment of a Lender to make or otherwise fund the Term Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $215,000,000.

“Company” has the meaning specified in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries (whether paid in cash or accrued as a liability) during such period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant or equipment (including replacements, capitalized repairs, and improvements) determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries (but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or stored or (b) with awards of condemnation arising from the taking by eminent domain or condemnation of the assets being replaced).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements or Currency Agreements.

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“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other non-Cash items and charges reducing Consolidated Net Income, and non-cash impairment charges (excluding any such non-Cash item or charge to the extent that it represents an accrual or reserve for potential Cash items or charges in any future period or amortization of a prepaid Cash item that was paid in a prior period and including non-Cash losses), plus (vii) restructuring charges (x) if [***] occurs prior to [***], in an amount not to exceed [***] per Fiscal Year or [***], or (y) if [***] does not occur prior to [***], in an amount not to exceed [***] per Fiscal Year or [***], plus (viii) amounts expensed by the Company with respect to [***] settlements in an amount not to exceed [***] in the aggregate for all periods, plus (ix) termination value of rate hedging contracts owed by the Company in an amount not to exceed $500,000 in the aggregate, plus (x) non-cash losses with respect to currency hedges, plus (xi) charges arising from debt extinguishment in an amount not to exceed $5,000,000, to the extent such charges reduce Consolidated Net Income, plus (xii) charges related to discontinued operations (it being understood that prior to [***],[***] shall not be considered a discontinued operation) in an amount not to exceed [***] per Fiscal Year or [***], to the extent such charges reduce Consolidated Net Income, plus (xiii) losses with respect to [***], minus (b) the sum, without duplication of the amounts for such period of (i) other non-Cash items and charges increasing Consolidated Net Income for such period (excluding any such non-Cash item or charge to the extent it represents the reversal of an accrual or reserve for potential Cash item or charge in any prior period and including non-Cash gains attributable to [***]), plus (ii) interest income, plus (iii) other income (net of expenses), plus (iv) gains with respect to [***], plus (v) income from discontinued operations in an amount not to exceed $2,000,000 per Fiscal Year or $5,000,000 in the aggregate. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be (x) $15,629,000 for the Fiscal Quarter ended June 30, 2011, (y) $12,574,000 for the Fiscal Quarter ended September 30, 2011, and (z) $16,992,000 for the Fiscal Quarter ended December 31, 2011.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) interest income, plus (iii) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales) to the extent received in cash and net of any costs and expenses incurred in connection with the obtaining of such non-ordinary course income, plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled (but not mandatory) repayments of

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Consolidated Total Debt (excluding repayments of ABL Loans except to the extent the Commitments (as defined in the ABL Credit Agreement as in effect on the date hereof) are permanently reduced in connection with such repayments), plus (ii) Consolidated Capital Expenditures (net of any proceeds of (A) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.12(a), (B) Net Proceeds to the extent reinvested in accordance with Section 2.12(b), and (C) any proceeds of related financings with respect to such expenditures), plus (iii) Consolidated Cash Interest Expense, plus (iv) provisions for current taxes based on income of Company and its Subsidiaries and paid in cash during such period, plus (v) any cash payment associated with discontinued operations, plus (vi) payments of required pension contributions made during Fiscal Year 2012 to the extent not deducted from Consolidated Net Income.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense (excluding any charges related to debt extinguishment on the Closing Date), (b) scheduled payments of principal on Consolidated Total Debt, (c) Consolidated Capital Expenditures, (d) the current portion of taxes provided for with respect to such period in accordance with GAAP and paid in cash during such period, (e) pension catch-up payments that are not deducted from Consolidated EBITDA, (f) cash payments for discontinued operations that are not deducted from Consolidated EBITDA, (g) litigation expense and settlement charges paid in cash that are not deducted from Consolidated EBITDA, (h) any cash dividends or distributions, and (i) restructuring charges that are not deducted from Consolidated EBITDA.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Liquidity” means, for any period an amount determined for Company and its Subsidiaries on a consolidated basis equal to the sum of (a) Cash of Company and its Subsidiaries, plus (b) Excess Availability.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, plus (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Asset Sales (other than [***]), or returned surplus assets of any Pension Plan, plus (v) (to the extent not included in clauses (b)(i) through (iv) above) any net extraordinary gains or net extraordinary losses.

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“Consolidated Total Debt” means, as at any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) with respect to the Company and its Subsidiaries, the Term Loan, the ABL Loans, Capital Leases, and Indebtedness of Foreign Subsidiaries, plus (c) with respect to the Company and its Subsidiaries, the principal amount of Indebtedness arising from floorplan financings in excess of $50,000,000, plus (d) with respect to the Company and its Subsidiaries, the outstanding undrawn amount of letters of credit in excess of $37,000,000.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Collateral Agent, executed and delivered by Company or one of its Subsidiaries, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of the Term Loan.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

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“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Defaulting Lender” has the meaning specified in Section 2.20.

“Default Rate” means any interest payable pursuant to Section 2.8.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dormant Subsidiary” has the meaning specified in Section 4.33.

“Dutch Parallel Debt” means, in relation to an Underlying Debt (and subject to subclause (c) of Section 10.22), an obligation to pay to the Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Elgin Sale and Leaseback Documents” means (a) that certain Lease, dated July 2, 2008 by and between Elgin Sweeper Company and CenterPoint Properties Trust for the lease of 1300 W. Bartlett Road, Elgin, IL, and (b) that certain Agreement of Purchase and Sale, in each case, as in effect on the date hereof.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Collateral Agent; provided, (i) neither Company nor any Affiliate of Company shall, in any event, be an Eligible Assignee, and (ii) no Person owning or controlling any trade debt or Indebtedness of any Loan Party other than the Obligations (including, but not limited to, any ABL Indebtedness) or any Capital Stock of any Loan Party (in each case, unless approved by Collateral Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environment” includes all indoor and outdoor surfaces, surface or subsurface soils or strata, surface waters and sediments, navigable waters, wetlands, groundwater, indoor or outdoor air, plants, wildlife, animals and natural resources.

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“Environmental Claim” means any action, suit, proceeding (whether administrative, judicial or otherwise), complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judgment, letter or other written communication from any Governmental Authority or any other Person, alleging liability or seeking fines, penalties, injunctive relief, Remedial Actions or other relief for or with respect to (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the Environment or any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials on, at or migrating from any real property, including any real property that received for treatment or disposal Hazardous Materials generated by any Loan Party or any predecessor in interest.

“Environmental Laws” means any applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders (including consent orders), rules, regulations, judgments, decrees, permits, licenses or any other binding and enforceable requirements of Governmental Authorities or any Governmental Authorizations relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the Environment or human health or welfare.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect

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to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, as of any date of determination, the amount equal to ABL Availability minus the aggregate amount, if any, of all trade payables of Company and its

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Subsidiaries aged in excess of 90 days past the due date (unless such obligations with respect to such trade payables are being contested in good faith by the Company or such Subsidiary) and all book overdrafts of Company and its Subsidiaries in excess of 60 days, in each case, as reasonably determined by Required Lenders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement Indebtedness” means Indebtedness and other obligations outstanding under that certain Second Amended and Restated Credit Agreement dated as of April 25, 2007 by and among Company, certain subsidiaries of Company party thereto as guarantors, the lenders from time to time party thereto as lenders, and Bank of Montreal, as agent, as amended prior to the Closing Date.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1.

“Existing Notes Indebtedness” means Indebtedness and other obligations outstanding under (a) that certain Note Purchase Agreement dated as of June 1, 1999 between Company and each of the purchasers named on Schedule A thereto, and (b) that certain Master Note Purchase Agreement dated as of June 1, 2003, between Company and the purchasers named on Schedule A thereto, in each case, as amended or supplemented prior to the Closing Date.

“Extraordinary Receipts” means any cash received by Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.12(a) or (b) hereof) net of any costs or expenses incurred in obtaining such cash, including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Company or any of its Subsidiaries or (ii) received by Company or any of its Subsidiaries as reimbursement for any payment previously made to such Person) and (e) any purchase price adjustment received in connection with any purchase agreement.

“Fair Share” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if

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such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means the letter agreement dated as of the Closing Date between Company and Collateral Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries, on a consolidated basis, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“Financial Plan” has the meaning specified in Section 5.1(i).

“Finnish Pledge Documents” means, collectively, a pledge agreement governed by the laws of Finland, and appropriate certificates, powers, financing statements and other documentation required by Collateral Agent, pledging to Collateral Agent 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of Bronto Skylift Oy Ab, each in form and substance reasonably satisfactory to Collateral Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (a) the first Fiscal Quarter ending after the Closing Date of (i) Consolidated EBITDA for such Fiscal Quarter, to (ii) Consolidated Fixed Charges for such Fiscal Quarter, (b) the second Fiscal Quarter ending after the Closing Date of (i) Consolidated EBITDA for the two Fiscal Quarters period ending on such date, to (ii) Consolidated Fixed Charges for such two Fiscal Quarters, (c) the third Fiscal Quarter period ending after the Closing Date of (i) Consolidated EBITDA for the three Fiscal Quarter period ending on such date, to (ii) Consolidated Fixed Charges for such three Fiscal Quarter period, and (d) any other Fiscal Quarter of (i) Consolidated EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by each Loan Party, each Agent, each Lender, the ABL

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Collateral Agent, the ABL Lenders, and any other person party thereto, in form and substance reasonably satisfactory to the Agents, in connection with the disbursement of the Term Loan proceeds in accordance with Section 2.4.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

[***]

[***]

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means (a) each Domestic Subsidiary of Company (other than any Dormant Subsidiary), and (b) each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance reasonably satisfactory to Collateral Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

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“Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2010, consisting of consolidated and consolidating balance sheets and the related consolidated and consolidating statements of income, consolidated stockholders’ equity and consolidated cash flows for such Fiscal Year, and (b) for the interim period from December 31, 2010 to the Closing Date, and for each quarterly period ending on or prior to September 30, 2011, and (c) for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, internally prepared, unaudited financial statements of Company and its Subsidiaries, consisting of a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, consolidated stockholders’ equity and consolidated cash flows and in the case of clauses (a) and (b), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries on a consolidated basis, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Increased Cost Lenders” has the meaning specified in Section 2.20.

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“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes (which amount shall be calculated based on the amount that would be payable by such Person if the agreement were terminated on the date of determination). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and then outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (f) above shall be the lower of the amount of the obligations and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any Remedial Action or other response action necessary to remove, remediate, clean up or abate any

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Hazardous Materials Activity or violation of Environmental Law), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnified Taxes” has the meaning specified in Section 2.18(a).

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Installment” has the meaning specified in Section 2.10.

“Installment Date” has the meaning specified in Section 2.10.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to Required Lenders.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, between the ABL Collateral Agent and the Collateral Agent in form and substance reasonably satisfactory to Required Lenders.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, (i) the last day of each month, commencing on the first such date to occur after the Closing Date, and (ii) the Maturity Date; and (b) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two or three months, as selected by Company in the applicable Funding Notice or

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Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company and its Subsidiaries’ operations, (b) approved by Collateral Agent and (c) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor), of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lease” has the meaning specified in Section 4.12(b).

- 21 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Leasehold Property” means any leasehold or subleasehold interest of any Loan Party as lessee under any lease or sublease of real property, other than any such leasehold or subleasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.

“LIBOR Rate Loan” means any portion of the Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office and with respect to Company, in which it will be charged with the Term Loan made to, and all other Obligations incurred by the Loan Parties.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercreditor Agreement, the Navistar Intercreditor Agreement, the Intercompany Subordination Agreement, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, or any Lender in connection herewith.

“Loan Party” means Company or any Guarantor.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (a) the business, results of operations, properties, assets, condition (financial or otherwise) or liabilities of Company and its Subsidiaries taken as a whole; (b) the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party; (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party; (d) the Collateral or the validity, perfection or priority of Collateral Agent’s Liens on the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any other Secured Party under any Loan Document.

- 22 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Material Contract” means (a) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (b) any contract or agreement to which Company or any of its Subsidiary is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving the aggregate consideration payable to or by Company or such Subsidiary is $10,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of Company or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (c) those contracts and arrangements listed on Schedule 4.15, (d) the Elgin Sale and Leaseback Documents, (e) the University Park Sale and Leaseback Documents, and (f) the ABL Loan Documents.

“Material Environmental Loss” means Environmental Liabilities and Costs totaling in excess of $1,000,000 net of insurance proceeds.

“Material Real Estate Asset” means (a) any fee owned Real Estate Asset having a fair market value in excess of $4,000,000 as of the date of the acquisition thereof, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $1,000,000 per annum.

“Maturity Date” means the earlier of (a) February 22, 2017, and (b) the date that the Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum ABL Amount” means, as of any date of determination, the lesser of (a) Availability (as defined in the ABL Credit Agreement, as in effect on the date hereof), and (b) the ABL Maximum Revolver Amount.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance reasonably satisfactory to Collateral Agent, made by Company or any of its Subsidiaries in favor of Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Collateral Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Company (including each business sub-segment of the Company) and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and Financial Plan related to the applicable period.

- 23 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Navistar Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, between the ABL Collateral Agent, the Collateral Agent, Southland International Trucks, Inc., and Navistar Financial Corporation, in form and substance reasonably satisfactory to Collateral Agent.

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs or payment obligation incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loan and the ABL Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Netherlands Pledge Documents” means, collectively, a pledge agreement governed by the laws of the Netherlands, and appropriate certificates, powers, financing statements and other documentation required by Collateral Agent, pledging to Collateral Agent 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of Federal Signal of Europe B.V., each in form and substance reasonably satisfactory to Collateral Agent.

“Non-US Lender” has the meaning specified in Section 2.18(d)(i).

“Note” means a promissory note evidencing the Term Loan.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

- 24 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, the Yield Maintenance Premium, the Prepayment Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” has the meaning specified in Section 2.18(b).

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“PATRIOT Act” has the meaning specified in Section 4.31.

“Payment Office” means Administrative Agent’s office located at 5022 Gate Parkway, Suite 200, Jacksonville, Florida, 32256, or such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent to Collateral Agent and Company.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the assets of each Loan Party.

“Permitted Acquisition” means any acquisition by Company or any wholly-owned Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person that is organized under the laws of the United States of America, any State thereof, or the District of Columbia; provided,

- 25 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor, and Company shall have taken, or caused to be taken, within 10 Business Days after the date such Person becomes a Subsidiary of Company, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(d) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(e));

(e) Company shall have delivered to Collateral Agent and Lenders at least 10 Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;

(f) any Person or assets or division as acquired in accordance herewith (i) shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (ii) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, deprecation, and amortization during such period that shall be a positive amount;

(g) the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(h) the Fixed Charge Coverage Ratio of Company and its Subsidiaries shall be on a pro forma basis (calculated as if the acquisition had occurred at the beginning of the applicable period) after giving effect to such acquisition, not less than 1:20:1.00; and

(i) Company and its Subsidiaries shall have Excess Availability of at least $15,000,000 both immediately prior to and immediately after the consummation of such acquisition.

“Permitted Indebtedness” means:

(a) the Obligations;

- 26 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Indebtedness of any Guarantor to Company or to any other Guarantor, or of Company to any Guarantor; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c) Indebtedness owed by a Loan Party to a Subsidiary of Company that is not a Loan Party; provided that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(d) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries; provided that (i) the aggregate amount of Indebtedness outstanding in respect of any such surety bonds or performance bonds shall not exceed (A) at any time prior to the consummation of [***], [***], or (B) at any time after the consummation of [***], [***], and (ii) the aggregate amount of Indebtedness outstanding in respect of any such letters of credit shall not exceed $50,000,000 in the aggregate; provided that with respect to Indebtedness outstanding in respect of letters of credit in excess of $37,000,000, not more than $10,000,000 of such letters of credit shall be for purposes other than workers compensation insurance;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, endorsement of instruments or other payment items for deposit;

(g) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom (any extension, renewal or replacement described in clauses (i) and (ii) are referred to as a “Permitted Refinancing”);

- 27 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Indebtedness in an aggregate amount not to exceed at any time $5,000,000 with respect to (i) Capital Leases and (ii) purchase money Indebtedness (other than floorplan financings), but in each case, including any Indebtedness acquired in connection with a Permitted Acquisition and Permitted Refinancings thereof; provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(i) Indebtedness in an aggregate amount not to exceed at any time $60,000,000 with respect to Indebtedness in respect of floorplan financings; provided that all such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(j) Indebtedness owed by a Subsidiary of Company that is permitted under clause (i) of the definition of Permitted Investments;

(k) ABL Indebtedness in an aggregate principal amount not exceeding the Maximum ABL Amount;

(l) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(m) the incurrence by Company or its Subsidiaries of Indebtedness under swap agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Company’s and its Subsidiaries’ operations and not for speculative purposes;

(n) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or cash management services, in each case, incurred in the ordinary course of business;

(o) unsecured Indebtedness owing to sellers of assets or Capital Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Required Lenders, and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Required Lenders;

(p) Indebtedness with respect to the Existing Letters of Credit; and

- 28 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(q) other Indebtedness of Company and its Subsidiaries (including any subordinated Indebtedness), which is unsecured and subordinated to the Obligations in a manner satisfactory to Collateral Agent in an aggregate amount not to exceed at any time $5,000,000.

“Permitted Investments” means:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Guarantor wholly-owned by Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d) intercompany loans to the extent permitted under clause (b) or clause (c) of the definition of Permitted Indebtedness;

(e) Consolidated Capital Expenditures permitted by Section 6.8(c);

(f) loans and advances to employees of Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.6, and (ii) any refinancings of such loans after the Closing Date, in each case, in an aggregate amount not to exceed $1,000,000;

(g) Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments described in Schedule 6.7;

(i) loans, advances and other Investments made by a Loan Party to or in a Subsidiary of the Company that is not a Loan Party in an aggregate amount not to exceed at any time $4,000,000; provided that Company has Excess Availability plus Qualified Cash of $10,000,000 or greater immediately before and after giving effect to each such loan, advance or other Investment; and

(j) other Investments in an aggregate amount not to exceed at any time $2,500,000.

“Permitted Liens” means:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes (other than Liens for Taxes that have priority over Collateral Agent’s Liens) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $250,000;

- 29 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) statutory Liens of banks (and rights of set off), of carriers, warehousemen, landlords, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions (including the environmental land use requirements and restrictions set forth in Section 5.9(c)), encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries, or (ii) impair the value of the applicable Real Property Asset;

(f) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(j) Liens described in Schedule 6.2 or on a Title Policy acceptable to Collateral Agent and delivered pursuant to Schedule 5.16 or Section 5.11;

(k) Liens securing (i) Capital Leases and purchase money Indebtedness (other than floorplan financings) permitted pursuant to clause (h) of the definition of Permitted Indebtedness, and (ii) Indebtedness in respect of floorplan financings permitted pursuant to clause (i) of the definition of Permitted Indebtedness; provided, that in each case, any such Lien shall encumber only the asset subject to such Capital Lease or purchase money Indebtedness or the asset acquired with the proceeds of such Indebtedness;

- 30 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(l) Liens held by ABL Collateral Agent, for the benefit of itself and the ABL Lenders, to secure Indebtedness evidenced by the ABL Loan Documents to the extent such Liens are subject to the terms and conditions of the Intercreditor Agreement;

(m) Liens on cash collateral securing Indebtedness permitted by clause (p) of the definition of Permitted Indebtedness; and

(n) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount does not exceed $250,000 at any time outstanding.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any real property owned or operated by a Loan Party, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Collateral Agent, (c) includes an assessment of the presence of asbestos containing materials at real property, and (d) is accompanied by (i) an estimate of the reasonable worst case cost of investigating and remediating any environmental conditions or asbestos identified in the Phase I Report. If requested by the Collateral Agent, the report shall also contain an assessment of the facility’s operations compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by Grantors in favor of Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, as it may be amended, supplemented or otherwise modified from time to time.

“Prepayment Premium” has the meaning specified in Section 2.11(b).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, the Administrative Agent’s, “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company, Collateral Agent and each Lender.

- 31 -	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Projections” has the meaning specified in Section 4.8.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders.

“Protective Advances” has the meaning specified in Section 2.2.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is subject to a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then held by the Company or any of its Subsidiaries in any real property.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Record Document” means, with respect to any Leasehold Property, (a) the lease or other agreement evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder and the owner of the affected Real Property, or a memorandum thereof, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.

“Register” has the meaning specified in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Amounts” has the meaning specified term in Section 2.12(a).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any

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Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the Environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities with respect to violations of Environmental Law or Releases of Hazardous Materials ; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority with respect to the Environment.

“Replacement Lender” has the meaning specified in Section 2.20.

“Required Lenders” means Lenders whose Pro Rata Share aggregate at least 66 2/3%; provided, that at any time there are two or more Lenders, “Required Lenders” must include at least two Lenders (it being understood and agreed that Lenders that are Affiliates or Related Funds shall constitute one Lender for purposes of this proviso).

“Required Prepayment Date” has the meaning specified in Section 2.13(b).

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (d) management or similar fees (and related expenses) payable to any Affiliates of any Loan Party; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

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“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Subject Transaction” has the meaning specified in Section 6.8(e).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Succeeding TTM Period” has the meaning specified in Section 6.8(c).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

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“Term Loan” means the Term Loan made by the Lenders to Company pursuant to Section 2.1(a).

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Lender; provided, at any time prior to the making of the Term Loan, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Terminated Lender” has the meaning specified in Section 2.20.

“Title Company” has the meaning specified in Schedule 5.16.

“Title Policy” has the meaning specified in Schedule 5.16.

“Transaction Costs” means the fees, costs and expenses payable by Company or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the ABL Loan Documents, in an amount not to exceed $11,000,000.

“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Pledge Documents” means, collectively, a pledge agreement governed by the laws of England and Wales, and appropriate certificates, powers, financing statements and other documentation required by Collateral Agent, pledging to Collateral Agent 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of Federal Signal UK Holdings Limited, each in form and substance reasonably satisfactory to Collateral Agent.

“Underlying Debt” means, in relation to a Loan Party and at any given time, any Obligation (whether present or future, actual or contingent) owing by that Loan Party to an Agent or Lender under the Loan Documents (including, for the avoidance of doubt, any change or increase in those Obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Loan Party’s Dutch Parallel Debts.

“University Park Sale and Leaseback Documents” means (a) that certain Lease, dated July 2, 2008 by and between Federal Signal Corporation and CenterPoint Properties Trust for the lease of 2645 Federal Signal Drive, University Park, IL, and (b) that certain Agreement of Purchase and Sale, in each case, as in effect on the date hereof.

“U.S Tax Compliance Certificate” means a certificate substantially in the form of Exhibit D.

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“Waivable Mandatory Prepayment” has the meaning specified in Section 2.13(b).

“Yield Maintenance Premium” has the meaning specified in Section 2.11(b).

Section 1.2. Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), Section 5.1(b) and Section 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Collateral Agent may otherwise determine.

Section 1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.4. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified

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date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.1. Term Loan.

(a) Loan Commitment. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender’s Commitment.

Company may make only one borrowing under the Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.10 and Section 2.11, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment, on such date.

(b) Borrowing Mechanics for the Term Loan.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date. Except as otherwise provided herein, a Funding Notice for any portion of the Term Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders (A) may act without liability upon the basis of written, facsimile or telephonic notice believed by Administrative Agent in good faith to be from Company (or from any Authorized Officer thereof designated in writing purportedly from Company to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request the Term Loan on behalf of Company until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its portion of the Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office (or at such other office as Administrative Agent designates). Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loan available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of the Term Loan received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

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Section 2.2. Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, each Agent is authorized by Company and the Lenders, from time to time in such Agent’s sole discretion (but such Agent shall have absolutely no obligation to), to make disbursements or advances to Company, which such Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Term Loan and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such loans are in this clause (c) referred to as “Protective Advances”). The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin. Protective Advances shall not exceed $5,000,000 in the aggregate at any time without the prior consent of each Lender. Each Protective Advance shall be secured by the Liens in favor of Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.14(f). Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Maturity Date and the date on which demand for payment is made by the applicable Agent. The applicable Agent shall notify each Lender and Company in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Without limitation to its obligations pursuant to Section 9.6, each Lender agrees that it shall make available to the applicable Agent, upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the applicable Agent, at the Federal Funds Rate for three Business Days and thereafter at the Base Rate.

Section 2.3. Pro Rata Shares. The Term Loan shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make the Term Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make the Term Loan requested hereunder.

Section 2.4. Use of Proceeds. The proceeds of the Term Loan together with the proceeds of the ABL Loans made on the Closing Date shall be applied by Company to repay the Existing Credit Agreement Indebtedness and the Existing Notes Indebtedness. No portion of the proceeds of the Term Loan shall be used in any manner that causes or might cause the Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

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Section 2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Term Loan made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any the Term Loan; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loan (and stated interest therein) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company, Collateral Agent or Lenders at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Term Loan, and each repayment or prepayment in respect of the principal amount of the Term Loan, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of the Term Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes.

Section 2.6. Interest.

(a) Except as otherwise set forth herein, the Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(A) in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) in the case of a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any portion of the Term Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day

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a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such portion of the Term Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such portion of the Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on the Term Loan, the date of the making of the Term Loan or the first day of an Interest Period applicable to any portion of the Term Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such portion of the Term Loan or the expiration date of an Interest Period applicable to such portion of the Term Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a portion of the Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that portion of the Term Loan.

(e) Except as otherwise set forth herein, interest on the Term Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to the relevant portion of the Term Loan; (ii) upon any prepayment of the Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

Section 2.7. Conversion/Continuation.

(a) Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any portion of the Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type

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of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.16 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such LIBOR Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.8. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of the Term Loan outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loan or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable portion of the Term Loan (or, in the case of any such fees and other amounts, at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.9. Fees. The Company agrees to pay to Agents all fees payable by it in the Fee Letter in the amounts and at the times specified therein.

Section 2.10. Scheduled Repayments of the Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing March 31, 2013:

Fiscal Quarters Ending	Term Loan Repayments
March 31, 2013	$5,375,000

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Fiscal Quarters Ending	Term Loan Repayments
June 30, 2013	$5,375,000

September 30, 2013	$5,375,000

December 31, 2013	$5,375,000

March 31, 2014	$8,062,500

June 30, 2014	$8,062,500

September 30, 2014	$8,062,500

December 31, 2014	$8,062,500

March 31, 2015	$8,062,500

June 30, 2015	$8,062,500

September 30, 2015	$8,062,500

December 31, 2015	$8,062,500

March 31, 2016	$8,062,500

June 30, 2016	$8,062,500

September 30, 2016	$8,062,500

December 31, 2016	$8,062,500

Notwithstanding the foregoing, (x) the Term Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date, and (y) if as of September 30, 2012, the outstanding ABL Loans plus the outstanding Term Loan is less than $170,000,000, then the Installments required on the March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013 Installment Dates shall be reduced, on a pro rata basis, dollar-for-dollar by the amount the outstanding ABL Loans plus the outstanding Term Loan is less than $170,000,000 as of September 30, 2012.

Section 2.11. Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) Voluntary prepayments shall not be permitted at any time prior to [***] (or at any time prior to [***], if either (x) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (y) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***]), but shall be permitted thereafter from time to time as follows:

(A) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

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(B) with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.16(c)) in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice, by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loan specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.13(a).

(b) Call Protection. If Company prepays, for any reason, all or any part of the principal balance of the Term Loan on or prior to February 22, 2015, Company shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment a prepayment premium (the “Prepayment Premium”) on the amount so prepaid as follows:

Relevant period (number of calendar months elapsed since the Closing Date)	Prepayment Premium as a percentage of the amount so prepaid
on or after 13 and prior to 24	2.75%

on or after 25 and prior to 36	2.00%

Notwithstanding the foregoing, (i) if either (x) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (y) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***], then the Prepayment Premium payable in connection with any prepayment of the Term Loan shall be as follows:

Relevant period (number of calendar months elapsed since the Closing Date)	Prepayment Premium as a percentage of the amount so prepaid
on or after 25 and prior to 36	2.00%

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and (ii) if Company prepays, for any reason, all or any part of the principal balance of the Term Loan on or prior to [***] (or, if either (x) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (y) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***], then, on or prior to [***]), then Company shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment, an amount (the “Yield Maintenance Premium”) equal to (A) the difference between (1) the aggregate amount of interest which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment or reduction until [***] (or, if either (WW) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (XX) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***], then, until [***]), and (2) the aggregate amount of interest the Lenders would earn if the prepaid principal amount were reinvested for the period from the date of prepayment until [***] (or, if either (YY) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (ZZ) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***], then, until [***]) at the Treasury Rate (the term “Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Administrative Agent on the date three (3) Business Days prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than thirty-six (36) months), plus (B) an amount equal to the Prepayment Premium that would otherwise be payable as if such prepayment had occurred on the day after [***] (or, if either (AA) as of [***], the Company has not entered into a letter agreement with a prospective purchaser to consummate [***], or (BB) as of [***], the outstanding ABL Loans plus the outstanding Term Loan exceeds [***], then, one day after [***]), and (iii) no Prepayment Premium or Yield Maintenance Premium shall be payable in connection with (x) any prepayment of the Term Loan from the proceeds of [***] made within three (3) Business Days of the receipt by the Company or any of its Subsidiaries of such proceeds, if [***] occurs prior to [***], or (y) any mandatory prepayment of the Term Loan made pursuant to Section 2.12(b), Section 2.12(e) or, with respect to Extraordinary Receipts constituting foreign, United States, state or local tax refunds, Section 2.12(f).

Section 2.12. Mandatory Prepayments.

(a) Asset Sales. No later than three (3) Business Days following the date of receipt by Company or any of its Subsidiaries of any Net Proceeds from Asset Sales in excess of $3,000,000 in the aggregate in any Fiscal Year (other than with respect to any Net Proceeds from [***] in excess of [***]), Company shall prepay the ABL Loans and the Term Loan (subject to the applicable provisions of the Intercreditor Agreement) as set forth in Section 2.13(a) in an aggregate amount equal to such Net Proceeds; provided, that other than with respect to the Net Proceeds from [***] that are subject to the mandatory prepayment requirements of this Section 2.12(a) (for which no reinvestment of such Net Proceeds shall be permitted), so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Company has delivered Administrative Agent prior written notice of Company’s intention to apply such monies (the “Reinvestment Amounts”) to the costs of replacement of the properties or assets that are the subject of such sale or disposition, (iii) pending such reinvestment, such Net Proceeds are maintained pursuant to arrangements reasonably acceptable to the Collateral Agent, which arrangements shall in all events provide the Collateral Agent with a First Priority Lien on

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such Net Proceeds and assure that such Net Proceeds are available to be reinvested as described herein, and (iv) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $5,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such sale or disposition, unless and to the extent that either (x) such applicable period shall have expired without such replacement, purchase or construction being made or completed, or (y) there shall occur an Event of Default that is continuing, then, in either case, any amounts held for reinvestment by the Company or its Subsidiaries shall be applied to the Term Loan and the ABL Loans as required by Section 2.13, on the last day of such specified period or immediately, in the case of an Event of Default that is continuing. Nothing contained in this Section 2.12(a) shall permit Company or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.9.

(b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Collateral Agent as loss payee or additional insured, of any Net Proceeds from insurance or any condemnation, taking or other casualty, Company shall prepay the ABL Loans and the Term Loan (subject to the applicable provisions of the Intercreditor Agreement) as set forth in Section 2.13(a) in an aggregate amount equal to such Net Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) Company has delivered Administrative Agent prior written notice of Company’s intention to apply the Reinvestment Amounts to the costs of replacement of the properties or assets that are the subject of such condemnation, taking or other casualty, (iii) pending such reinvestment, such Net Proceeds are maintained pursuant to arrangements reasonably acceptable to the Collateral Agent, which arrangements shall in all events provide the Collateral Agent with a First Priority Lien on such Net Proceeds and assure that such Net Proceeds are available to be reinvested as described herein, and (iv) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $5,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such condemnation, taking or other casualty, unless and to the extent that either (x) such applicable period shall have expired without such replacement being made or completed, or (y) there shall occur an Event of Default that is continuing, then, in either case, any amounts held for reinvestment by the Company or its Subsidiaries shall be applied to the Term Loan and the ABL Loans as required by Section 2.13, on the last day of such specified period or immediately, in the case of an Event of Default that is continuing.

(c) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, or (ii) for purposes approved in writing by Required Lenders, Company shall prepay the Term Loan as set forth in Section 2.13(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

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(d) Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Term Loan as set forth in Section 2.13(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2012), Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loan in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow. Any amounts prepaid pursuant to this Section 2.12(e) with respect to any Fiscal Year in excess of 75% of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.11(a).

(f) Extraordinary Receipts. On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts in excess of $500,000 in the aggregate in any Fiscal Year, Company shall prepay the Term Loan in the amount of such Extraordinary Receipts in excess of $500,000.

(g) Prepayment Certificate. Concurrently with any prepayment of the Term Loan pursuant to Sections 2.12(a) through 2.12(f), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under Section 2.11(b), if any, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Term Loan, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.13. Application of Prepayments.

(a) Application of Prepayments. Except in connection with any Waivable Mandatory Prepayment provided for in Section 2.13(b), so long as no Application Event has occurred and is continuing, and subject to the terms of the Intercreditor Agreement, any mandatory prepayment of the Term Loan pursuant to Section 2.12 shall be applied as follows:

(i) with respect to any mandatory prepayment required by Section 2.12(a) or (b): (A) subject to clause (C), if the Net Proceeds are from any disposition of, or insurance or any condemnation, taking or other casualty with respect to, any ABL Priority Collateral, such Net Proceeds shall be applied (x) first, to the ABL Loans, to the extent required by the ABL Credit Agreement (as in effect on the date hereof), until paid in full, and (y) second, to the principal of the Term Loan in the inverse order of maturity, until paid in full; (B) subject to clause (C), if the Net Proceeds are from the disposition of, or insurance or any condemnation, taking or other casualty with respect to, any other assets of the Loan Parties not described in

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clause (A), such Net Proceeds shall be applied to the principal of the Term Loan in the inverse order of maturity, until paid in full; and (C) if the Net Proceeds are from a disposition of, or insurance or any condemnation, taking or other casualty with respect to, the assets of any Person, which includes both (x) ABL Priority Collateral and (y) other assets, such Net Proceeds shall be applied as follows: (1) an amount not to exceed the net book value of the ABL Priority Collateral subject to such disposition (determined at the time of such disposition) shall be applied to the ABL Loans, to the extent required by the ABL Credit Agreement (as in effect on the date hereof) and (2) the remaining proceeds shall be applied to the principal of the Term Loan in the inverse order of maturity, until paid in full; provided that in connection with any prepayment required hereunder pursuant to Section 2.12(a) in respect of the Net Proceeds from [***], if ABL Availability immediately after the consummation of [***] is equal to or greater than [***](after giving effect to any payment to the ABL Loans with such Net Proceeds from [***] to achieve such ABL Availability amount) then an amount equal to all Net Proceeds from [***] shall be applied to the principal of the Term Loan in the inverse order of maturity, until paid in full; and

(ii) with respect to mandatory prepayments required by Sections 2.12(c) through (f): to the principal of the Term Loan in the inverse order of maturity, until paid in full.

(b) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (other than any mandatory prepayment required by Section 2.12(a) in connection with [***]) (a “Waivable Mandatory Prepayment”) of the Term Loan, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding a portion of the Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option to refuse such amount by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option to refuse such amount on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option to refuse such amount). On the Required Prepayment Date, Company shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option to refuse such amount, to prepay the Term Loan of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan in accordance with Section 2.13(a)), and (ii) to the extent of any excess, to those Lenders that have elected not to exercise such option to refuse such amount, on a pro rata basis. For the avoidance of doubt, in no event shall any Lender have any right or option to refuse any voluntary prepayment of the Term Loan made in accordance with Section 2.11, including, without limitation, any voluntary prepayment of the Term Loan made out of proceeds of [***] in excess of the mandatory prepayment required under Section 2.12(a).

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(c) Application of Prepayments to Base Rate Loans and LIBOR Rate Loans. Any prepayment of the Term Loan shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.16(c).

(d) At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.14(h). Nothing contained herein shall modify the provisions of Section 2.14(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Yield Maintenance Premium and Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.14. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) to Administrative Agent’s Account or via wire transfer of immediately available funds to account 01-478-305 (ABA number 021-001-033) maintained by Administrative Agent with Deutsche Bank Trust Company Americas; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b) All payments in respect of the principal amount of the Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, the Yield Maintenance Premium, the Prepayment Premium and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

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(f) The Lenders and Company also hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account with any amount due and payable by Company under any Loan Document. Each of the Lenders and Company agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Loan Account shall be deemed a part of the Term Loan hereunder made by the Lenders to Company, funded by Administrative Agent on behalf of the Lenders and subject to Section 2.1. The Lenders and Company confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Company and solely at Administrative Agent’s discretion, provided that Administrative Agent shall from time to time upon the request of Collateral Agent, charge the Loan Account of Company with any amount due and payable under any Loan Document.

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(h) At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part, subject to the provisions of this Agreement and the Intercreditor Agreement, as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Yield Maintenance Premium and Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees (other than any Yield Maintenance Premium and Prepayment Premium) and indemnities then due and payable to the Lenders until paid in full;

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fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;

sixth, ratably to pay principal of the Term Loan until paid in full;

seventh, ratably to pay the Obligations in respect of any Yield Maintenance Premium and Prepayment Premium then due and payable to the Lenders until paid in full;

eighth, to the ratable payment of all other Obligations then due and payable until paid in full.

(i) For purposes of Section 2.14(h), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(j) In the event of a direct conflict between the priority provisions of Section 2.14(h) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.14(h) shall control and govern.

Section 2.15. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Term Loan made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the

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extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.16. Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no portion of the Term Loan may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the portion of the Term Loan in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (A) the obligation of the Affected Lender to make any portion of the Term Loan as, or to convert any portion of the Term Loan to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such portion of the Term Loan as (or continue such portion of the Term Loan as or convert such portion of the Term Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a

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LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.16(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain any portion of the Term Loan as, or to convert any portion of the Term Loan to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that portion of the Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

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Section 2.17. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Taxes or Other Taxes covered by Section 2.18 and the imposition of, or any change in the rate of, any Tax excluded from the definition of “Indemnified Taxes” in Section 2.18) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its portion of the Term Loan hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that any Change in Law regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s, or participations therein or other obligations hereunder with respect to the Term Loan to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt

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by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.18. Taxes; Withholding, etc.

(a) Withholding of Taxes. All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated), franchise Taxes and branch profit taxes imposed on the recipient, in all cases, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.18 amounts with respect to such Taxes were payable either to or for the account of such Lender’s assignor immediately before such Lender became a party hereto or to or for the account of such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.18(d) and (iv) Taxes imposed under FATCA (all such non-excluded Taxes, collectively or individually, “Indemnified Taxes”). If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to any Agent or any Lender under any of the Loan Documents: (1) Company shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (2) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on any Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

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(b) Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp or documentary Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Administrative Agent and any Lender evidence reasonably satisfactory to Administrative Agent and Lenders that such Other Taxes have been paid to the relevant Governmental Authority.

(c) Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.18) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent (for transmission to Company upon Company’s written request), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be reasonably requested by the Administrative Agent or any Loan Party, (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming complete exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a U.S. Tax Compliance Certificate, properly completed and duly executed by such Lender to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; and executed copies of the Internal Revenue Service Form W-8BEN. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.18(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to Company upon Company’s written request) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8ECI, as applicable, and, if applicable, a U.S. Tax Compliance Certificate (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and Company of

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its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.18(d)(i) that such Non-US Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(d)(ii), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.18(d)(ii) that such Non-US Lender is not legally able to deliver.

(iii) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Administrative Agent (for transmission to Company upon Company’s written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be reasonably requested by the Administrative Agent or the Company, two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(e) Refunds. Each Agent and each Lender agrees that if it determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by or on behalf of any Loan Party, or amounts for which any Loan Party paid additional amounts under this Section 2.18 (including, without limitation, any Taxes deducted from any additional sums payable under subsection (a) above), it shall promptly reimburse the Loan Party to the extent of the amount of any such recovery (but only to the extent of indemnity payments made, or additional amount paid, by or on behalf of the Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such recovery); provided, however, that the Loan Party, upon the request of such Person, agrees to promptly repay to such Person the amount paid over to the Loan Party (together with any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such Person is required to repay such amount to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to the

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Borrower pursuant to this paragraph if the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than such Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(e) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.19. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its portion of the Term Loan, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such portion of the Term Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such portion of the Term Loan or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.20. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall violate any provision of Section 9.5(c) (a “Defaulting Lender”), and (ii) such Defaulting Lender shall fail to cure such violation within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), Collateral Agent may (and shall, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby

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irrevocably agrees) to assign its outstanding portion of the Term Loan, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, the outstanding portion of the Term Loan of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17 or 2.18; and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Loan Documents. Collateral Agent shall have received sufficient copies of each Loan Document (other than Collateral Access Agreements, Control Agreements, and Mortgages, which shall be delivered pursuant to Section 5.16) originally executed and delivered by each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency. Collateral Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents and the ABL Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Collateral Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1.

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(d) Existing Credit Agreement Indebtedness. On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full with the proceeds of the Term Loan all Existing Credit Agreement Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Collateral Agent a payoff letter respecting the release upon the receipt of such payment of all Liens securing Existing Credit Agreement Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Collateral Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of letters of credit under the ABL Loan Documents to support the obligations of Company and its Subsidiaries with respect thereto.

(e) Existing Notes Indebtedness. On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full with the proceeds of the Term Loan all Existing Notes Indebtedness, and (ii) delivered to Collateral Agent a payoff letter respecting the release upon such payment of all Liens securing Existing Notes Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date.

(f) ABL Loan Documents. On the Closing Date, the Collateral Agent shall have received copies of the ABL Loan Documents, certified as true and correct copies thereof by an Authorized Officer of the Company, together with a certificate of an Authorized Officer of the Company stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreement.

(g) Sources and Uses. On or prior to the Closing Date, Company shall have delivered to Collateral Agent Company’s reasonable best estimate of all sources and uses of Cash and other proceeds on the Closing Date.

(h) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the ABL Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Collateral Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and the ABL Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement, the Canadian Pledge Documents, the Finnish Pledge Documents, the Netherlands Pledge Documents, the UK Pledge Documents and the other Collateral Documents (other than the Collateral Access

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Agreements, Control Agreements and Mortgages), including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements, together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Collateral Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and (B) evidence satisfactory to Collateral Agent of the filing of such UCC-1 financing statements;

(ii) A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens and any such financing statements for which a payoff letter has been provided to Collateral Agent and the obligations in respect thereof have been paid in full on the Closing Date); and

(iii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) or clause (c) of the definition of Permitted Indebtedness) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j) Environmental Reports. Collateral Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Collateral Agent, regarding environmental matters relating to the Real Estate Assets listed on Schedule 3.1(i), which reports shall include a Phase I Report for Vactor Manufacturing, Inc., dated April 21, 2011, a copy of which has been provided to Collateral Agent.

(k) Financial Statements; Projections. Lenders shall have received from Company (i) the Historical Financial Statements, (ii) pro forma unaudited consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of the December 2011 fiscal month, subject to annual audit adjustments, and reflecting the consummation of the transactions contemplated by the ABL Loan Documents, and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Collateral Agent, and (iii) the Projections.

(l) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance

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required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to Collateral Agent.

(m) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Thompson Coburn LLP and the Company’s general counsel, counsel for Loan Parties, as to such matters as Collateral Agent may reasonably request, and (ii) foreign counsel with respect to each of (A) the Canadian Pledge Documents, (B) the Finnish Pledge Documents, (C) the Netherlands Pledge Documents, and (D) the UK Pledge Documents, in each case, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Collateral Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n) Fees. Company shall have paid to each Agent, the fees payable on the Closing Date referred to in the Fee Letter.

(o) Solvency Certificate. On the Closing Date, Collateral Agent shall have received a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit E-2, dated as of the Closing Date and addressed to the Agents and Lenders, and in form, scope and substance reasonably satisfactory to the Agents, with appropriate attachments and demonstrating that after giving effect to the repayment of the Existing Credit Agreement Indebtedness, the repayment of the Existing Notes Indebtedness, the incurrence of the Term Loan and the incurrence of the ABL Indebtedness, Company and its Subsidiaries, taken as a whole, are and will be Solvent.

(p) Closing Date Certificate. Company shall have delivered to the Agents an originally executed Closing Date Certificate, together with all attachments thereto.

(q) Closing Date. Lenders shall have made the Term Loan to Company on or before February 22, 2012.

(r) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Collateral Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, the ABL Loan Documents, or that could have a Material Adverse Effect.

(s) Minimum EBITDA and ABL Availability. The Company shall demonstrate in form and substance reasonably satisfactory to Collateral Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, the incurrence of the ABL Indebtedness, the repayment of the Existing Credit Agreement Indebtedness, the repayment of the Existing Notes Indebtedness, and including the payment of all Transaction Costs required to be paid in Cash, Company shall have generated trailing twelve month Consolidated EBITDA for the period ending December 31, 2011 and ABL Availability plus Cash as of the Closing Date, of at least $48,000,000 and $30,000,000, respectively.

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(t) Maximum Leverage Ratio. The Historical Financial Statements and the pro forma balance sheet delivered pursuant to Section 3.1(k) shall demonstrate in form and substance reasonably satisfactory to Collateral Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, the incurrence of the ABL Indebtedness, the repayment of the Existing Credit Agreement Indebtedness, the repayment of the Existing Notes Indebtedness, and including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) net senior Indebtedness for Company and its Subsidiaries as of the Closing Date to (ii) pro forma Consolidated EBITDA for the twelve-month period ending December 31, 2011 shall not be greater than 4.70:1.00.

(u) No Material Adverse Effect. Since December 31, 2011, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(v) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken by Company or any Guarantor in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Collateral Agent and its counsel shall be satisfactory in form and substance to Collateral Agent and such counsel, and Collateral Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Collateral Agent may reasonably request.

(w) Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Loan Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

(x) Amendments to Operating Agreements and Partnership Agreements. On the Closing Date, Collateral Agent shall have received amendments to each of the following: (i) the Limited Liability Company Agreement of Federal Signal Technologies, LLC, (ii) the Limited Liability Company Agreement of VESystems, LLC, (iii) the Operating Agreement of FS Lighting, LLP, and (iv) the Operating Agreement of Jetstream of Houston, LLP, providing that the membership or partnership interests, as applicable, of each such entity, shall be securities governed by Article 8 of the UCC as in effect from time to time in the State of New York, each in form, scope and substance reasonably satisfactory to the Agents.

(y) Funding Notice. Collateral Agent shall have received a Funding Notice executed by an Authorized Officer of the Company.

(z) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Closing Date shall be true and correct in all material respects (except that such materiality

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qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(aa) No Default or Event of Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated hereby that would constitute a Default or an Event of Default.

(bb) Legality. The making of the Term Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.1. Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2. Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership

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interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.3. Due Authorization. The execution, delivery and performance of the Loan Documents and the ABL Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the ABL Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any material provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties or Liens created under any of the ABL Loan Documents in favor of the ABL Collateral Agent); (d) result in any default, noncompliance, suspension revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the ABL Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the ABL Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent or the ABL Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.6. Binding Obligation. Each Loan Document and ABL Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial

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statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole.

Section 4.8. Projections. On and as of the Closing Date, the Company has heretofore furnished to each Agent and each Lender (a) projected quarterly balance sheets, income statements and statements of cash flows of Company and its Subsidiaries for the period of Fiscal Year 2012 through and including Fiscal Year 2016, and (b) projected annual balance sheets, income statements and statements of cash flows of Company and its Subsidiaries for the period of Fiscal Year 2012 through and including Fiscal Year 2016, (collectively, the projections referred to in the foregoing clauses (a) and (b), the “Projections”). Such Projections are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable. Such Projections, as so updated, shall be believed by Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Company, and shall have been based on assumptions believed by Company to be reasonable at the time made and upon the best information then reasonably available to Company, and Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are not attainable.

Section 4.9. No Material Adverse Effect. Since December 31, 2011, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10. Adverse Proceedings, etc. As of the Closing Date, there are no Adverse Proceedings, individually or in the aggregate, (a) that relate to any Loan Document or any ABL Loan Document or the transactions contemplated hereby or thereby, or (b) if adversely determined, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there are no Adverse Proceedings, individually, that if adversely determined, could reasonably be expected to, except as set forth in Schedule 4.10, result in the payment of any judgment, order or award by the Company or any of its Subsidiaries in excess of $1,000,000 (net of insurance proceeds). Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Company and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists, except such claims as have arisen in the ordinary course of business and that are not yet past due.

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Section 4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12. Properties.

(a) Title. Each of Company and its Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), in the case of the Loan Parties all of their respective properties and assets listed on Schedule 4.12 (in the case of Real Estate Assets) and, in the case of Company and its Subsidiaries all other property and assets, reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. All Real Estate Asset and other properties and assets are in good working order and condition, ordinary wear and tear excepted, and all Real Estate Assets and other properties and assets are free and clear of Liens, other than Permitted Liens which in the aggregate do not materially and adversely affect the value, operation or use of any of the Real Estate Assets and/or other properties and assets.

(b) Real Estate. (i) As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (A) the property addresses of all fee interest Real Estate Assets of Company and/or its Subsidiaries (and all other interests (leasehold or otherwise) in Real Estate Assets of each Loan Party specifying the interest therein, (B) all leases, subleases, assignments of leases, licenses, concessions and other agreements (whether written or oral, collectively, “Leases”) (together with all amendments, modifications, supplements, guarantees, renewals or extensions of any thereof) affecting each Real Estate Asset of the Loan Parties, regardless of whether such Loan Party is the landlord or tenant, sublandlord or subtenant, licensor or licensee, concessionaire or concessionee or otherwise (whether directly or as an assignee or successor in interest) under such Lease, other than those Leases which are month-to-month, terminable at will and immaterial to the business of the Loan Parties, and (C) the termination date, annual base rent and extension options under each such lease, sublease, license, concession or other agreement. Each agreement described in clause (B) of the immediately preceding sentence is in full force and effect and no Loan Party has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of such Loan Party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization,

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moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Loan Party, no other party to any such agreement is in default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any Lease. There are no claims for payment for work, labor or materials affecting the Real Estate Assets which are or may become a Lien, and no third party has any right to occupy or use any portion of the Real Estate Assets, except as disclosed on Schedule 4.12. Each Loan Party is currently in occupancy of each real property described in an agreement included in clause (B) above pursuant to which a Loan Party is the tenant, subtenant, licensee or concessionee thereunder. No consent or approval of any landlord or other third party in connection with any Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party.

(ii) Except as provided in the Elgin Sale and Leaseback Documents and the University Park Sale and Leaseback Documents neither the Company nor any Subsidiary has an option to purchase or otherwise acquire an interest in any real property. None of the Company or any of its Subsidiaries is subject to any contractual obligations to purchase, lease or otherwise acquire an interest in any real property.

(iii) To the knowledge of each Loan Party, there is no pending or threatened (A) zoning application or proceeding, (B) condemnation, eminent domain or taking proceeding, (C) tax certiorari proceeding or other tax contest or dispute, or (D) other claim, action or proceeding or other matter relating to any Real Property or portion of either thereof or interest therein that would materially adversely affect the ownership, use or occupancy or value thereof, including, but not limited to, for the relocation of roadways providing access or other means of ingress or egress to the Real Property.

(iv) The current use of each Real Property does not violate any requirements of law in any material respect, including parking, building and zoning and land use laws, ordinances, regulations and codes. Company and each Subsidiary has, and is in compliance with, in all material respects, all permits, certificates of occupancy, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate each Real Property owned, leased, managed or operated by such Person, and no claims are pending asserting that any Real Property is not in material compliance with applicable permits and other governmental approvals. Neither the Company nor any Subsidiary is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, and neither the Company nor any Subsidiary has committed any act which may give any Governmental Authority the right to cause the Company or any Subsidiary to forfeit any Real Property or any part thereof or any monies paid in performance of such party’s obligations under any of the Loan Documents. No legal proceedings are pending or, to the knowledge of each Loan Party, threatened with respect to the zoning of any Real Property. The use being made of each Real Property is in conformity in all material respects with the certificate of occupancy issued for such Real Property and all other restrictions, covenants and conditions affecting such Real Property.

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Section 4.13. Environmental Matters. Except as set forth on Schedule 4.13, and notwithstanding anything to the contrary in this Article IV:

(a) No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest, which individually or in the aggregate, could reasonably be expected to result in a Material Environmental Loss.

(b) There has been no Release of Hazardous Materials in violation of Environmental Laws and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently owned, leased or operated by any Loan Party or any predecessor in interest, or to the knowledge of any Loan Party, at any property formerly owned or operated by any Loan Party or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which, individually or in the aggregate, could reasonably be expected to result in a Material Environmental Loss.

(c) The operation of the business of, and each of the properties owned, leased or operated by, each Loan Party are in compliance with all Environmental Laws, except for any such failures to comply which, individually or in the aggregated, could not reasonably be expected to result in a Material Environmental Loss.

(d) Each Loan Party holds and is in compliance with Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned, leased or operated by it, except for any such failure to hold or comply with such Governmental Authorizations which, individually or in the aggregate, could not reasonably be expected to prevent or materially interfere with the ordinary conduct of the business of such Loan Party or result in a Material Environmental Loss.

(e) No event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party which, individually or in the aggregate, could reasonably be expected to result in a Material Environmental Loss.

(f) No Loan Party has received any notification pursuant to any Environmental Laws that (i) any work, repairs or construction reasonably calling for the incurrence of a capital expenditure is required in order for such Loan Party to continue to comply with any Environmental Laws or any Governmental Authorization, or (ii) any Governmental Authorization issued pursuant to Environmental Law is about to be revoked, withdrawn or terminated, which such revocation, withdrawal or termination could prevent or materially interfere with the ordinary conduct of the business of such Loan Party.

(g) The Loan Parties have made available to the Collateral Agent true and complete copies of all material environmental reports, audits and investigations related to the real property currently or formerly owned, leased or operated by the Loan Parties or the operations of the Loan Parties thereon.

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Section 4.14. No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.15 or in such updates).

Section 4.16. Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17. Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loan made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18. Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company and Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.19. Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and

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requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except such as it not reasonably likely to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws and except as set forth on Schedule 4.19, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of January 1, 2011, on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount in excess of $38,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to result in Material Adverse Effect. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA in all material respects with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21. Solvency. Company and its Subsidiaries, taken as a whole, are and, upon the incurrence of any Credit Extension and ABL Indebtedness by Company and its Subsidiaries on any date on which this representation and warranty is made, will be, Solvent.

Section 4.22. Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with (i) its organizational documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 4.23. Intellectual Property. Each of Company and its Subsidiaries own, or hold licenses in, all intellectual property, trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.23 is a true, correct, and complete listing of all material intellectual property, trademarks, trade names, copyrights and patents as to which a Loan Party is the owner and all exclusive or material licenses as to which a Loan Party is a licensee; provided, however, that Company may amend Schedule 4.23 to add additional intellectual property so long as such amendment occurs by written notice to Collateral Agent at the time that Company provides its Compliance Certificate pursuant to Section 5.1(d).

Section 4.24. Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair and Inventory and Equipment not in excess of $250,000 at any one location and not in excess of $2,000,000 for all such locations) of the Loan Parties are not stored with a bailee, warehouseman, or similar party except as identified on Schedule 4.24, and are located only at, or in-transit between or to, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.12). Each of Company and its Subsidiaries keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

Section 4.25. Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, or (b) any of Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, except (with respect to any matter specified in clause (a) or (b) of the above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. There exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change, except such as is not reasonably likely to have a Material Adverse Effect.

Section 4.26. Insurance. Each of Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.26 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.27. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders

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to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.28. Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.29. Bank Accounts and Securities Accounts. Schedule 4.29 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.30. Security Interests. Each Pledge and Security Agreement creates in favor of Collateral Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.1(i), the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the submission of an appropriate application requesting that the Lien of Collateral Agent be noted on the certificate of title or ownership for any motor vehicle, completed and authenticated by the applicable Loan Party, together with the certificate of title or ownership, with respect to such motor vehicle, to the applicable state agency, such security interests in and Liens on the Collateral granted thereby shall be perfected, First Priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

Section 4.31. PATRIOT ACT and FCPA. To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the

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“PATRIOT Act”). Neither the Loan Parties nor any of their officers, directors, employees, agents or shareholders acting on the Loan Parties’ behalf shall use the proceeds of the Term Loan to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official as defined in the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 4.32. Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Agents or Lenders or Agent and Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company or Company to be reasonable at the time made, it being recognized by Agents and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Agents and Lenders for use in connection with the transactions contemplated hereby.

Section 4.33. Dormant Subsidiaries. Each Subsidiary of a Loan Party identified on Schedule 4.33 (each, a “Dormant Subsidiary”) is a dormant entity, does not engage in any business or activity, owns only nominal assets (with an aggregate value not in excess of $1,000,000 for all such Dormant Subsidiaries), and does not have any liabilities.

Section 4.34. ABL Loan Documents. No Event of Default exists, or has occurred and is continuing under and as defined in the ABL Loan Documents.

Section 4.35. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

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Section 5.1. Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver to Collateral Agent:

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including the month which began prior to the Closing Date), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any material reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), together with a Narrative Report with respect thereto;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated and consolidating statements of income, consolidated stockholders’ equity and consolidated cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and a consolidated and consolidating profit and loss statement for each business sub-segment of Company and its Subsidiaries for such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail (provided, however, that Company may deliver a copy of Company’s Form 10-Q Report filed with the Securities and Exchange Commission to the Collateral Agent to satisfy any of the foregoing requirements, to the extent such Form 10-Q Report satisfies such specific requirement; it being understood that delivery of a Form 10-Q Report shall not be sufficient to satisfy all of the requirements set forth in this Section 5.1(b) unless and to the extent such Form 10-Q Report satisfies each requirement set forth in this Section 5.1(b)), together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, consolidated stockholders’ equity and consolidated cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (provided, however, that Company may deliver a copy of Company’s Form 10-K Report filed with the Securities and Exchange Commission to the Collateral Agent to satisfy any of the foregoing requirements, to the extent such Form 10-K Report satisfies such specific requirement; it being understood that delivery of a Form 10-K Report shall not be

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sufficient to satisfy all of the requirements set forth in this Section 5.1(c) unless and to the extent such Form 10-K Report satisfies each requirement set forth in this Section 5.1(c)); and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Collateral Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate, which shall attach a schedule detailing amounts outstanding under any Indebtedness in respect of floorplan financings and letters of credit of Company and its Subsidiaries;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Collateral Agent;

(f) Notice of Default. Promptly (but in any event within five (5) Business Days) upon any Authorized Officer of Company obtaining knowledge (i) of the occurrence of a Default or an Event of Default or that notice has been given to Company or Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly (but in any event within five (5) Business Days) upon any Authorized Officer of Company obtaining knowledge of (i) the institution of, or non frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to (A) result in the payment of any judgment, order or award by the Company or any of its

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Subsidiaries in excess of $1,000,000 (net of insurance proceeds) or (B) have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly (but in any event within five (5) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loan (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Collateral Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) [Intentionally Omitted].

(l) Notice Regarding Material Contracts. Promptly (but in any event within ten (10) Business Days) (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Collateral Agent, and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. Within five (5) Business Days following the receipt thereof, copies of all environmental audits and reports with respect to any

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environmental matter which have resulted in or are reasonably likely to result in a material Environmental Claim asserted against any Loan Party or in any material Environmental Liabilities and Costs of any Loan Party;

(n) Information Regarding Collateral. Company will furnish to Collateral Agent prior written notice of any change (a) in any Loan Party’s corporate name, (b) in any Loan Party’s identity or corporate structure, or (c) in any Loan Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate (a) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Tax Returns. As soon as practicable and in any event within fifteen (15) Business Days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party;

(q) ABL Reports and Amendments. Promptly after delivery or receipt thereof: (i) copies of all reports (including the borrowing base certificate, and all accounts receivable agings, accounts payable agings and all Inventory reports) delivered to or received from the ABL Collateral Agent or the ABL Lenders under the ABL Loan Documents, and (ii) copies of any amendments, waivers, consents or other modifications to the ABL Loan Documents; and

(r) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to

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the public concerning material developments in the business of Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, a summary report of all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), and if requested by Collateral Agent, copies of such documents and information to the extent not prohibited by law, (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual audit of the books thereof (subject to any restrictions that would prohibit the furnishing of such financial reports by such auditors to the Collateral Agent, it being understood that Company and its Subsidiaries shall use their reasonable best efforts to obtain a release of any such prohibition) and (D) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Lender.

Section 5.2. Existence. Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3. Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, file all tax returns required to be filed by Company or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

Section 5.4. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, except in the case of each of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 5.5. Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Collateral Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (1) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear (and contain an additional insured clause or endorsement, satisfactory in form and substance to Collateral Agent), and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder.

(b) Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days’ prior written notice to Collateral Agent of the cancellation or substantial modification thereof. Receipt of such notice shall entitle Collateral Agent (but Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.6. Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Collateral Agent or any Lender (including employees of Collateral Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Collateral Agent) to: visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments and, based upon the results of the Phase I, Phase II Environmental Site Assessments if and to the extent permitted under the applicable Lease), to conduct audits, valuations and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, to discuss its and their affairs, finances and accounts

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with its and their officers and independent accountants and auditors (it being understood that the Loan Parties shall use reasonable best efforts to make such independent accountants and auditors available to discuss such affairs, finances and accounts with such representatives designated by Collateral Agent or any Lender), all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested. The Loan Parties agree to pay the (i) the examiner’s reasonable out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the reasonable costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents and the Lenders; provided, however, that so long as no Event of Default shall have occurred and be continuing, Company shall not be obligated to reimburse any Agent for more than two (2) of any visits, audits, inspections, valuations and field examinations pursuant to clause (i) and (ii) during any calendar year. The Loan Parties acknowledge that Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Collateral Agent and the Lenders.

Section 5.7. Lenders Meetings and Conference Calls.

(a) Company will, upon the request of Collateral Agent or Required Lenders, participate in a meeting of Collateral Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Collateral Agent) at such time as may be agreed to by Company and Collateral Agent.

(b) Within 10 days of delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b), Company shall cause its chief financial officer to participate in a conference call with Collateral Agent and all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial condition of Company and its Subsidiaries and such other matters as Collateral Agent or any Lender may reasonably request.

Section 5.8. Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (excluding all Environmental Laws, which are addressed in Section 5.9), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9. Environmental.

(a) Each Loan Party shall (i) keep each property now or hereafter owned or operated by it free of any Environmental Liens; (ii) comply, and use reasonable best efforts to cause all tenants and other Persons who may come upon any property owned, leased or operated by it to comply, with all Environmental Laws in all material respects and provide to Collateral Agent any documentation of such compliance which Collateral Agent may reasonably request; (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws; (iv) take all commercially reasonable steps to

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prevent any Release of Hazardous Materials in violation of Environmental Law at, on or migrating from any property owned, leased or operated by any Loan Party; (v) take all commercially reasonable steps to prevent Hazardous Materials in violation of Environmental Law on, at or migrating from any property owned, leased or operated by any Loan Party; (vi) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials in violation of Environmental Law or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair and remedy any impairment to the real property consistent with its current use and, upon request of Collateral Agent, provide Collateral Agent with copies of all data, information and reports generated in connection therewith as Collateral Agent may reasonably request.

(b) The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify Collateral Agent in writing (A) if it knows, reasonably suspects or believes there may be a Release in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the real property owned, leased or operated by any Loan Party or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest, (C) of any material Environmental Claims or Environmental Liabilities and Costs concerning any real property owned, leased or operated by any Loan Party, (D) of any failure to comply with Environmental Law in all material respects at any real property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (E) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any real property owned, leased or operated by any Loan Party that could cause such real property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (F) any notice of Environmental Lien filed against any real property owned, leased or operated by any Loan Party, and (ii) provide such other documents and information as reasonably requested by Collateral Agent in relation to any matter pursuant to this Section 5.9(b).

(c) The Loan Parties shall comply with all environmental land use restrictions, engineering controls and any other conditions or requirements imposed upon any real property owned, leased or operated by any Loan Party, including without limitation the restrictions, conditions and requirements set forth in (i) the Environmental Land Use Control recorded on or about June 20, 2002 (Document No. 00535497) with respect to the real property located at 1621 South Illinois Street, Streator, IL and (ii) the Environmental No Further Remediation Letter recorded on or about March 30, 2010 with respect to the Real Property located at 2645 Federal Signal Drive, University Park, IL; provided, however, such restriction and engineering controls are consistent with the current and intended use of the real property.

(d) At the reasonable request of Collateral Agent, but no more than once per Fiscal Year for each real property owned or leased by Loan Parties unless there exists an Event of Default, each of the Loan Party shall provide to Collateral Agent and the Lenders, within forty-five (45) calendar days after such request, at the sole expense of the Loan Parties, an environmental site assessment report for any of the real property described in such request, prepared by an environmental consulting firm acceptable to Collateral Agent, pursuant to a scope of work as reasonably required by the Collateral Agent. Without limiting the generality of the

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foregoing, if Collateral Agent reasonably determines at any time that a risk exists that any such report will not be provided within the time referred to above, Collateral Agent may retain an environmental consulting firm to prepare such report at the sole expense of the Loan Parties, and the Loan Parties hereby grant, at the time of such request to Collateral Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such assessment.

Section 5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(m) and item 1 of Schedule 5.16. In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 66% of all voting Capital Stock and 100% of all non-voting Capital Stock of such Foreign Subsidiary (which may include, if requested by the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of organization or formation of such Foreign Subsidiary; provided that no such foreign-law governed pledge agreement shall be required if the cost to the Loan Parties of providing such pledge or perfecting such security interest created thereby are unreasonably excessive in relation to the benefits to the Collateral Agent and the Lenders of the security afforded thereby, as determined by the Collateral Agent in its reasonable discretion). With respect to each such Subsidiary, Company shall promptly send to Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

Section 5.11. Additional Material Real Estate Assets. In the event that any Loan Party acquires or leases a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party, within 10 Business Days of acquiring such Material Real Estate Asset, or within 10 Business Days after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i) and 3.1(j) and item 1 of Schedule 5.16 with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing,

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Company shall, at the request of Required Lenders, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12. Location of Inventory and Equipment. Keep each of Company’s and its Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair and Inventory and Equipment not in excess of $250,000 at any one location and not in excess of $2,000,000 for all such locations) only at the locations identified on Schedule 4.24; provided, however, that Company may amend Schedule 4.24 so long as such amendment occurs by written notice to Collateral Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Company provides Collateral Agent a Collateral Access Agreement with respect thereto.

Section 5.13. Further Assurances. At any time or from time to time upon the request of any Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as any Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

Section 5.14. Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Required Lenders:

(a) Non-Consolidation. Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than a wholly-owned Subsidiary); and (iii) provide that its Board of Directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities (other than Company or any of its Subsidiaries).

(b) Cash Management Systems. Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Collateral Agent, including, without limitation, with respect to blocked account arrangements.

Section 5.15. ABL Borrowing Base. Each Loan Party will, and will cause each of its Subsidiaries to maintain all ABL Loans and letters of credit issued under the ABL Credit Agreement in compliance with the then current ABL Borrowing Base.

Section 5.16. Post Closing Matters. Company shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date to be determined by Collateral Agent.

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ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1. Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2. Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.3. Equitable Lien. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) the ABL Loan Documents, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5. Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (a) Company may make distributions to former

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employees, officers, or directors of Company (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Company held by such Persons, provided, however, that the aggregate amount of such redemptions made by Company during the term of this Agreement does not exceed $1,000,000 in the aggregate, (b) Company may make distributions to former employees, officers, or directors of Company (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Company on account of repurchases of the Stock of Company held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Company, and (c) Company may pay a dividend or make a distribution to its equity holders so long as (i) the Fixed Charge Coverage Ratio of Company and its Subsidiaries shall be, both before and after (on a pro forma basis), giving effect to such dividend or distribution not less than 1.50:1.00, (ii) the Leverage Ratio of Company and its Subsidiaries shall be, both before and after (on a pro forma basis) giving effect to such dividend or distribution, less than 2.00:1.00, and (iii) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis, after giving effect to such dividend or distribution, as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(e)).

Section 6.6. Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing (x) purchase money Indebtedness permitted by clause (h) of the definition of Permitted Indebtedness and (y) Indebtedness in respect of floorplan financings permitted by clause (i) of the definition of Permitted Indebtedness, in each case, that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (iv) in the ABL Loan Documents. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Company from being a Loan Party.

Section 6.7. Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except Permitted Investments. Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

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Section 6.8. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Company and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2012, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
June 30, 2012	0.80:1.00

September 30, 2012	0.80:1.00

December 31, 2012	1.00:1.00

March 31, 2013	1.00:1.00

June 30, 2013	1.00:1.00

September 30, 2013	1.00:1.00

December 31, 2013	1.00:1.00

March 31, 2014	0.90:1.00

June 30, 2014	0.90:1.00

September 30, 2014	0.90:1.00

December 31, 2014	0.90:1.00

March 31, 2015	0.90:1.00

June 30, 2015	0.90:1.00

September 30, 2015	0.90:1.00

December 31, 2015	0.90:1.00

March 31, 2016	0.90:1.00

June 30, 2016	0.90:1.00

September 30, 2016	0.90:1.00

December 31, 2016	0.90:1.00

(b) Leverage Ratio. Company and its Subsidiaries shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2012, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
March 31, 2012	4.75:1.00

June 30, 2012	4.75:1.00

September 30, 2012	4.75:1.00

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December 31, 2012	4.75:1.00

March 31, 2013	4.25:1.00

June 30, 2013	4.00:1.00

September 30, 2013	3.50:1.00

December 31, 2013	3.25:1.00

March 31, 2014	3.00:1.00

June 30, 2014	3.00:1.00

September 30, 2014	2.75:1.00

December 31, 2014	2.75:1.00

March 31, 2015	2.25:1.00

June 30, 2015	2.25:1.00

September 30, 2015	2.00:1.00

December 31, 2015	2.00:1.00

March 31, 2016	2.00:1.00

June 30, 2016	2.00:1.00

September 30, 2016	2.00:1.00

December 31, 2016	2.00:1.00

(c) Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any twelve month period ending on the last day of any Fiscal Quarter indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Consolidated Capital Expenditures
March 31, 2012, and each Fiscal Quarter thereafter	$20,000,000 for the twelve month period ending on the last day of such Fiscal Quarter provided, further, that the amount of Capital Expenditures permitted to be made in any twelve month period may be increased as follows: if the amount of the Capital Expenditures permitted to be made in any twelve month period is greater than the actual amount of the Capital Expenditures actually made during such twelve month period (the amount by which such permitted Capital Expenditures for such twelve month period exceeds the actual amount of Capital Expenditures for such twelve month period, the “Excess Amount”), then up to $2,000,000 of such Excess Amount (such amount, the “Carry-Over Amount”) may be carried

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forward to the next succeeding twelve month period (the “Succeeding TTM Period”) and used in such Succeeding TTM Period; provided that the Carry-Over Amount applicable to a particular Succeeding TTM Period may not be carried forward to another twelve month period. Capital Expenditures made by Company and its Subsidiaries in any twelve month period shall be deemed to reduce first, the amount set forth in the table above for such twelve month period and second, the Carry-Over Amount for the applicable twelve month period.

(d) Minimum Consolidated Liquidity. Company and its Subsidiaries shall not permit Consolidated Liquidity at any time to be less than $15,000,000.

(e) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Required Lenders) using the historical audited financial statements (to the extent available) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to the Term Loan during such period).

(f) Post [***]Fixed Charge Coverage Ratio Covenant and Leverage Ratio Covenant. Notwithstanding anything in the foregoing Sections 6.8(a) and (b) to the contrary, at any time after the consummation of [***], the Company and the Collateral Agent agree to negotiate in good faith to amend the tables set forth in Sections 6.8(a) and (b) to reflect revised Fixed Charge Coverage Ratio and Leverage Ratio levels, respectively, commencing with the first full Fiscal Quarter ending after the consummation of [***]. It is understood and agreed that in connection with such amendment, the amended Fixed Charge Coverage Ratio and Leverage Ratio levels shall be calculated using the same methodology, the same projections and the same cushions off such projections, in each case, as were used to set the Fixed Charge Coverage Ratio and Leverage Ratio levels set forth in Sections 6.8(a) and (b), respectively, and subject to the following adjustments: (i) Consolidated EBITDA will be adjusted using the projections that were used to establish the Fixed Charge Coverage Ratio and Leverage Ratio levels set forth in Sections 6.8(a) and (b), respectively, but shall exclude Consolidated EBITDA attributable to the [***]) disposed of in [***], (ii) any corporate expenses related to [***] will be increased if and to the extent that the Company provides written evidence, in form and substance reasonably satisfactory to the Collateral Agent documenting such increased corporate expenses, and (iii) for the purposes of calculating the Fixed Charge Coverage Ratio and the Leverage Ratio for Sections 6.8(a) and (b) for the period during which [***] occurs, Consolidated Fixed Charges and Consolidated Total Debt shall be calculated on a pro forma basis, giving effect to [***] as if such [***] had occurred at the beginning of such period. Any amendment of the covenant levels in Sections 6.8(a) and (b) pursuant to this Section 6.8(f) may become effective with only the consent of Company and the Required Lenders. If the Company and the Required Lenders fail to agree on an amendment to the covenant levels set forth in Section 6.8(a) and (b), (A) the levels for the Fixed Charge Coverage Ratio shall remain as set forth in Section 6.8(a) and (B) the levels for the Leverage Ratio shall be amended as set forth in Schedule 6.8(f).

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Section 6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger, Company or such Guarantor, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales (other than [***] or any sale of any Capital Stock of any Subsidiary of Company), the proceeds of which are less than $5,000,000 when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year; provided (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company (or similar governing body)), (ii) no less than 100% thereof shall be paid in Cash, and (iii) the Net Proceeds thereof shall be applied as required by Section 2.12;

(d) disposals of obsolete or worn out property;

(e) at any time after the consummation of [***], Permitted Acquisitions, the aggregate consideration (including any deferred or contingent consideration) for which constitutes (i) less than $5,000,000 in any Fiscal Year, and (ii) less than $10,000,000 in the aggregate from the Closing Date to the date of determination;

(f) Permitted Investments;

(g) Permitted Liens; and

(h) [***]; provided (i) the Board of Directors of Company (including all independent members of the Board of Directors of Company) shall have approved such transaction, (ii) [***], (iii) the Net Proceeds thereof shall be applied as required by Section 2.12(a), and (iv) that both immediately before and immediately after giving effect to such transaction or transactions, no Event of Default has occurred and is continuing or would result therefrom.

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Section 6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11. Sales and Lease Backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease, except for the transactions contemplated by (i) the Elgin Sale and Leaseback Documents, and (ii) the University Park Sale and Leaseback Documents.

Section 6.12. Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder; provided, however, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if Required Lenders have consented thereto in writing prior to the consummation thereof and the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to any of the following:

(a) any transaction among the Loan Parties;

(b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Company and its Subsidiaries;

(c) compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; and

(d) transactions described in Schedule 6.12.

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Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Collateral Agent.

Section 6.13. Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Loan Party on the Closing Date, and (b) such other lines of business as may be consented to by Collateral Agent and Required Lenders; provided, however, that the foregoing shall not prevent any Loan Party from engaging in any business that is reasonably related or ancillary to its business.

Section 6.14. Changes to Certain Agreements and Organizational Documents. (a) No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents; (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract (other than the ABL Loan Documents) if such amendment, termination, or waiver would be adverse to Collateral Agent or the Lenders, or (iii) amend or permit any amendments to, or terminate or waive any provision of, any ABL Loan Document (other than to the extent not prohibited by the Intercreditor Agreement).

(b) No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any subordinated indebtedness, except as may be permitted pursuant to the applicable subordination and/or intercreditor arrangements, the terms and conditions of which are satisfactory to Required Lenders.

Section 6.15. Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

Section 6.16. Deposit Accounts and Securities Accounts. No Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement other with respect to (i) Deposit Accounts in an aggregate amount not to exceed $1,000,000 at any one time, in the case of Company and the other Loan Parties and (ii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Company’s or the Loan Parties’ employees.

Section 6.17. Prepayments of Certain Indebtedness. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (c) the ABL Indebtedness.

Section 6.18. Restrictions on Dormant Subsidiaries. No Loan Party, or any of its Subsidiaries shall permit any Dormant Subsidiary to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it, (c) engage in any business or activity or own any assets, (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, (e) sell or otherwise dispose of any Capital Stock

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of any of its Subsidiaries, (f) create or acquire any Subsidiary or make or own any Investment in any Person, or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.19. Environmental. No Loan Party shall, nor shall it permit any of its Subsidiaries to, permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws in all material respects.

Section 6.20. No Excess Cash. No Loan Party nor any of its Subsidiaries shall permit the maintenance of cash and Cash Equivalents in the accounts of all Foreign Subsidiaries in excess of $25,000,000 in the aggregate for any period of five (5) consecutive days, it being understood that any amounts in excess of such threshold for such period shall be promptly repatriated to a Deposit Account held in the United States by a Loan Party and subject to a Control Agreement.

Section 6.21. Pension Plan Contributions. The Company shall not, nor shall any of its Subsidiaries, nor shall any of their respective ERISA Affiliates, contribute to any Pension Plan an annual amount that is in excess of the annual minimum funding standard of Section 412 of the Internal Revenue Code with respect to such Pension Plan as determined annually by the actuary of record to such Pension Plan.

ARTICLE VII

GUARANTY

Section 7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would

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not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Any Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

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(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or

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remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices,

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demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

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Section 7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Collateral Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on the Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of the Term Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on the Term Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $3,000,000 or more beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.4, Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.8, Section 5.12, Section 5.15, Section 5.16, or Article VI; or (ii) Section 5.4, Section 5.7, Section 5.9, Section 5.10, Section 5.11, Section 5.13,

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Section 5.14 where such failure, in the case of the terms and conditions contained in the Sections referenced in this clause (ii) only, shall not have been remedied or waived within 10 Business Days; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any covenant or agreement contained herein or any of the other Loan Documents, other than any such covenant or agreement referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default, or (ii) receipt by Company of notice from Collateral Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its

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inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2,000,000 (other than (i) if the Company reasonably believes that such judgment, writ, or warrant of attachment or similar process is adequately covered by insurance from a solvent and unaffiliated insurance company and (ii) either (A) such insurance company has not denied coverage or (B) the Collateral Agent determines in good faith, based upon evidence provided by the Company reasonably satisfactory to the Collateral Agent, that such judgment, writ or warrant of attachment or similar process is adequately covered by insurance) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed by court order, notice of appeal or operation of law, practice or procedure for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

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(m) Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(n) Cessation of Business. (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a substantial part of the business of Company or any of its Subsidiaries for a period which materially and adversely affects Company and its Subsidiaries, taken as a whole; or (iii) any damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which could reasonably be expected to result in a Material Adverse Effect;

(o) Environmental Costs and Liabilities. Company or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect; or

(p) ABL Credit Agreement. The occurrence of any “Event of Default” under and as defined in the ABL Credit Agreement;

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Company by Collateral Agent, (1) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Term Loan together with any premiums thereon, and (y) all other Obligations; and (2) Collateral Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

ARTICLE IX

AGENTS

Section 9.1. Appointment of Agents.

(a) TSL is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Protective Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

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(b) TSL is hereby appointed Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Protective Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(c) Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

Section 9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of

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the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of the outstanding Term Loan or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Collateral Agent for the account of the Lenders, unless Collateral Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Collateral Agent will notify the Lenders of its receipt of any such notice. Collateral Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Collateral Agent has received any such direction, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise

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indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its portion Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations (including, but not limited to, any ABL Indebtedness) or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations (including, but not limited to, any ABL Indebtedness) or Capital Stock described in clause (i) above without the prior written consent of Collateral Agent.

Section 9.6. Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT

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PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7. Successor Administrative Agent and Collateral Agent.

(a) Any Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Company and the other Agent. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as

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applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

(b) Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate of TSL without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without

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further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 9.9. Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10. Intercreditor Agreement. Each Lender and Agent hereby grants to Collateral Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind each Lender and Agent thereto by Collateral Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender or Agent is or will be required in connection with the performance by Collateral Agent of the Intercreditor Agreement.

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Section 9.11. Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender and other Agent:

(a) is deemed to have requested that Collateral Agent furnish such Lender or Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Company or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Collateral Agent, and Collateral Agent shall so furnish each Lender and Agent with such Reports,

(b) expressly agrees and acknowledges that Collateral Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Collateral Agent or other party performing any audit or examination will inspect only specific information regarding Company and its Subsidiaries and will rely significantly upon Company’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Collateral Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to Company, or the indemnifying Lender’s or Agent’s participation in, or the indemnifying Lender’s or Agent’s purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold Collateral Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Collateral Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing: (x) any Lender or other Agent may from time to time request of Collateral Agent in writing that Collateral Agent provide to such Lender or other Agent a copy of any report or document provided by Company or its Subsidiaries to Collateral Agent that has not been contemporaneously provided by Company or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, Collateral Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Collateral Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from

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Company or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request Collateral Agent to exercise such right as specified in such Lender’s or other Agent’s notice to Collateral Agent, whereupon Collateral Agent promptly shall request of Company or Company the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from Company or Company or such Subsidiary, Collateral Agent promptly shall provide a copy of same to such Lender or other Agent, and (z) any time that Collateral Agent renders to Company a statement regarding the Loan Account, Collateral Agent shall send a copy of such statement to each Lender.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent, Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if

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such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all of each Agent’s actual and reasonable costs and expenses of negotiation, execution and preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (b) all of each Agents’ costs of furnishing all opinions by counsel for Company and the other Loan Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all of each Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of such Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Agent (subject to the limitations set forth in Section 5.6); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all the actual costs and reasonable expenses of Agents in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7); (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders, and (i) the rating of the Term Loan by one or more rating agencies. Notwithstanding anything in this Agreement to the contrary, no Loan Party shall be required to pay or reimburse any Agent or Lender for (i) any fees and expenses incurred primarily for the syndication of the Term Loan, (ii) any fees and expenses of any Agent or Lender incurred after the Closing Date for the syndication of the Term Loan, and (iii) any fees or expenses incurred under this Section by any Lender (other than as set forth in clause (h) of this Section).

Section 10.3. Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED

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LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM, PROVIDED, THAT THE FOREGOING INDEMNIFICATION SHALL NOT INCLUDE ANY OF THE FOLLOWING ARISING OUT OF OR WITH RESPECT TO, NOR SHALL THE FOREGOING INDEMNIFICATION EXTEND TO (i) DISPUTES SOLELY BETWEEN OR AMONG THE LENDERS, (ii) DISPUTES SOLELY BETWEEN OR AMONG THE LENDERS AND THEIR RESPECTIVE AFFILIATES (IT BEING UNDERSTOOD AND AGREED THAT THE FOREGOING INDEMNIFICATION SHALL EXTEND TO THE AGENTS (BUT NOT IN THEIR CAPACITY AS LENDERS) RELATIVE TO DISPUTES BETWEEN OR AMONG AN AGENT, ON THE ONE HAND, AND ONE OR MORE LENDERS, OR ONE OR MORE OF THEIR AFFILIATES, ON THE OTHER HAND), AND (iii) ANY TAXES OR COSTS ATTRIBUTABLE TO TAXES, WHICH SHALL BE GOVERNED BY SECTIONS 2.17 AND 2.18.

(b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any portion of the Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Collateral Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Collateral Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust

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accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loan or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5. Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents (including, without limitation, the Intercreditor Agreement), or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any portion of the Term Loan or any Note;

(ii) waive, reduce or postpone any scheduled or required repayment (including any prepayment required in connection with [***]);

(iii) reduce the rate of interest on any portion of the Term Loan (other than any waiver of any increase in the interest rate applicable to any portion of the Term Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of the Term Loan or any portion thereof;

(vi) amend, modify, terminate or waive any provision of Section 2.3, Section 2.11(b), Section 2.14(c), Section 2.14(h), Section 2.15, Section 10.5(a), this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Eligible Assignee”, “Required Lenders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty (except as expressly provided in the Loan Documents), release the Company, or subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders; or

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(ix) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(ii) increase any Commitment of any Lender over the amount thereof then in effect without the consent of each Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(d) Execution of Amendments, etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Loan listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or any portion of the Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or the Term Loan shall be owed to the Lender listed in the

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Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or portion of the Term Loan.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Term Loan owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any portion of the Term Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Collateral Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Collateral Agent (such consent not to be unreasonably withheld and not to be required during the occurrence and continuance of an Event of Default); provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than ($1,000,000 (or such lesser amount as may be agreed to by Company and Collateral Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender), with respect to the assignment of the Term Loan.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.18(d).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or the Term Loan, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or the Term Loan for its own account in the ordinary course of its business and without a view to distribution of such Commitments or the Term Loan within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of the Term Loan or any interests therein shall at all times remain within its exclusive control); and (iv) such

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Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations (including, but not limited to, any ABL Indebtedness) or any Capital Stock of any Loan Party.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding portion of the Term Loan of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, the Term Loan or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any portion of the Term Loan or any Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or the Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Term Loan hereunder

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in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections2.16, 2.17 and 2.18 (subject to the requirements and limitations set forth therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, (i) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless, at the time such participant is claiming such benefits, Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.18 as though it were a Lender, and (ii) a participant shall not be entitled to receive any greater payment under Sections 2.16, 2.17, and 2.18 than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Commitments, the Term Loan or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name of all participants in the Commitments, the Term Loan or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, the Term Loan or Obligations which are the subject of the participation (the “Participant Register”). A Commitment, the Term Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of the Term Loan, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Agent, as between Company and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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Section 10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.16(c), 2.17, 2.18, 10.2, 10.3, 10.4 and 10.10 and the agreements of Lenders set forth in Sections 2.15, 9.3(b) and 9.6 shall survive the payment of the Term Loan, and the termination hereof.

Section 10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11. Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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Section 10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 10.15. CONSENT TO JURISDICTION. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(w) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR C/O NATIONAL REGISTERED AGENTS, INC., LOCATED AT 875 AVENUE OF THE AMERICAS, SUITE 500, NEW YORK, NEW YORK 10001, AND HEREBY APPOINTS NATIONAL REGISTERED AGENTS, INC. AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT NATIONAL REGISTERED AGENTS, INC. SHALL NOT BE ABLE TO ACCEPT SERVICE

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OF PROCESS AS AFORESAID AND IF ANY LOAN PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH LOAN PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO COLLATERAL AGENT, AS EACH LOAN PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17. Confidentiality. Each Agent and Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender from Company or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, any Agent or Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee,

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transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of the Term Loan or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Collateral Agent may, with the consent of Company (such consent not to be unreasonably withheld, conditioned or delayed) at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Collateral Agent and each Lender, to the extent such Lender is identified in any such Trade Announcement.

Section 10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loan made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loan made hereunder is repaid in full the total interest due hereunder (taking into account the increase

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provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loan made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21. PATRIOT Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.22. Dutch Parallel Debts. (a) Each Loan Party undertakes with the Collateral Agent to pay to the Collateral Agent its Dutch Parallel Debts. This subclause (a) is for the purpose of ensuring the validity and effect of any security which is governed by the laws of the Netherlands and granted or to be granted by any Loan Party pursuant to the Loan Documents and without prejudice to the other provisions of the Loan Documents. (b) Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent and any Agent or Lender as joint creditors of any Underlying Debt. (c) If notwithstanding Subclause (b) of this Section 10.22, any Dutch Parallel Debt constitutes the Collateral Agent as a joint creditor with any Agent or Lender, the Collateral Agent may determine (at its discretion) that that Dutch Parallel Debt and one or more other Dutch Parallel Debts shall be combined into one single Dutch Parallel Debt (a “Combined Dutch Parallel Debt”), whereupon those Dutch Parallel Debts shall be combined into a Combined Dutch Parallel Debt, the amount of which shall be equal to the aggregate of the amounts of the Underlying Debts combined into it and which shall, if the Underlying Debts are expressed in

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different currencies, be expressed in such currencies as the Collateral Agent may determine, and which shall, if the Underlying Debts combined into it fall due at different times, fall due in parts corresponding to those Underlying Debts (but otherwise in accordance with Section 2.10), and to which this Agreement shall otherwise apply as if the Dutch Combined Parallel Debt were a Dutch Parallel Debt. If any Underlying Debt is avoided or reduced (other than as a result of payment to, or recovery or discharge by, the Agent or the Lenders to which the Underlying Debt is owed, or otherwise with the consent of that Agent or Lender), then the amount of the Dutch Parallel Debt corresponding to that Underlying Debt shall be equal to the amount which the Underlying Debt would have had if the avoidance or reduction had not occurred. (d) No Loan Party may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Collateral Agent. Without prejudice to the previous sentence, no Loan Party shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due. All payments to be made by a Loan Party in respect of its Dutch Parallel Debts shall be calculated and be made without (and clear of any deduction for) set-off or counterclaim. (e) Any payment made, or amount recovered, in respect of a Loan Party’s Dutch Parallel Debts shall reduce the Underlying Debts owed to an Agent or Lender by the amount which that Agent or Lender has received out of that payment or recovery under the Loan Documents. Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debts and any security governed by the laws of the Netherlands, the Collateral Agent shall act in its own name and not as agent (but always for the benefit of the Agents and Lenders in accordance with the provisions of the Loan Documents), and the rights, powers and authorities vested in the Collateral Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law. If the Collateral Agent resigns in accordance with Section 9.7, each Loan Party shall execute such documents and take all such other action as is necessary or (in the opinion of the Collateral Agent or successor Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Collateral Agent as creditor of the Dutch Parallel Debts and as beneficiary of any security securing the Dutch Parallel Debts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FEDERAL SIGNAL CORPORATION

By:
Name:
Title:

ELGIN SWEEPER COMPANY
FEDERAL APD INCORPORATED
FEDERAL MERGER CORPORATION
FEDERAL SIGNAL CREDIT CORPORATION
FEDERAL SIGNAL TECHNOLOGIES, LLC
FS DEPOT, INC.
GUZZLER MANUFACTURING, INC.
JETSTREAM OF HOUSTON, INC.
JETSTREAM OF HOUSTON, LLP
PIPS TECHNOLOGY INC.
SIRIT CORP.
VACTOR MANUFACTURING, INC.
VESYSTEMS, LLC
VICTOR PRODUCTS USA, INCORPORATED as Guarantors

By:
Name:
Title:

Title:

S-1	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

TPG SPECIALTY LENDING, INC.,
as Administrative Agent, Collateral Agent and Sole Lead Arranger

By:
Name:
Title:

S-2	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

HIGHBRIDGE PRINCIPAL STRATEGIES - SENIOR LOAN FUND II, L.P., as a Lender

By:	Highbridge Principal Strategies, LLC, its investment manager

By:
Name:
Title:

HIGHBRIDGE SENIOR LOAN HOLDINGS, L.P., as a Lender

By:	Highbridge Principal Strategies, LLC, its investment manager

By:
Name:
Title:

ABLECO FINANCE LLC, as a Lender

By:
Name:
Title:

A5 FUNDING L.P., as a Lender

By:

A5 Fund Management LLC, its General Partner

By:
Name:
Title:

S-3	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.,
as a Lender

By:	Cerberus Levered Opportunities GP, LLC,
its General Partner

By:
Name:
Title:

COREPOINTE CAPITAL FINANCE LLC, as a Lender

By:
Name:
Title:

REGIMENT CAPITAL SPECIAL SITUATIONS FUND V, L.P., as a Lender

By:
Name:
Title:

TPG SPECIALTY LENDING, INC., as a Lender

By:
Name:
Title:

S-4	*** Certain confidential information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.